Exhibit 6.3

PROMISSORY NOTE

ELF LABS, INC.

$752,000	June 24, 2026

FOR VALUE RECEIVED, Elf Labs, Inc., a Delaware corporation (“Maker”), promises to pay to Cosmic Wire Inc., a Delaware corporation (“Lender”), in lawful money of the United States of America, the principal sum of SEVEN HUNDRED FIFTY TWO THOUSAND DOLLARS ($752,000), together with all accrued and unpaid interest thereon as provided herein. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the Maturity Date (as defined below).

The following is a statement of the rights of Lender and the conditions to which this Note is subject, and to which Lender, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

(b) “Change of Control” shall mean, (i) the acquisition of Maker by another entity by means of any transaction or series of related transactions to which Maker is party (including, without limitation, any acquisition of ownership interests, reorganization, merger or consolidation but excluding any sale of ownership interests for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of Maker outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in Maker held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of Maker or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of Maker; or (iii) any liquidation, dissolution or winding up of Maker, whether voluntary or involuntary.

(c) “Event of Default” has the meaning given in Section 4 hereof.

(d) “Maturity Date” with respect to one third of the original principal amount and accrued but unpaid interest outstanding under this Note (each, a “Maturity Amount”) on each vesting date set forth in the warrant to purchase 5,000,000 shares of Class B Common Stock of Maker delivered to Holder on the date hereof (the “Warrant Shares”).

(e) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations owed by Maker to Lender, now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, and charges chargeable to and payable by Maker hereunder.

(f) “Person” means any individual, any unincorporated association, any corporation, any partnership, any joint venture, any limited liability company, any trust, any other legal entity, or any governmental authority.

2. Repayment; Set-Off.

(a) Interest. Simple interest shall accrue on this Note at the rate of 6.5% per annum.

(b) Maturity. On each Maturity Date, the Maturity Amount shall become due and payable.

(c) Business Days. If any payment is due on a day that is not a Business Day, such payment shall be due on the next Business Day.

(d) Exchange of Note. On each Maturity Date, a portion of this Note equal to the Maturity Amount shall be deemed exchanged for payment of the exercise price for the Warrant Shares then vested. Once the third Maturity Date has been reach, no further amounts shall be due from Holder in connection with the exercise of the Warrant and this Note and all Obligations hereunder shall be deemed satisfied and paid in full.

3. Prepayment. Maker may prepay any portion of this Note at any time with no penalty.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. Maker shall fail to pay when due any principal on the due date hereunder or (ii) any other payment required under the terms of this Note;

(b) Voluntary Bankruptcy or Insolvency Proceedings. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 90 days of commencement.

5. Rights of Lender upon Event of Default.

(a) Upon the occurrence or existence of any Event of Default, Lender may, by written notice to Maker, declare all outstanding Obligations payable by Maker hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

(b) Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding Obligations payable by Maker hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right power or remedy granted to it by the Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. Successors and Assigns. Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of Maker and Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of Maker and Lender.

8. Transfer of this Note. This Note may not be transferred or assigned without the prior written consent of the Maker. Prior to any such approval for transfer of this Note, Maker shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and Maker shall not be affected by notice to the contrary.

9. Assignment by Maker. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Maker without the prior written consent of Lender.

10. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed or delivered to each party at the address or facsimile number set forth with respect to each party on the signature page to this Note, or at such other address as a party shall have furnished to the other party in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when emailed or faxed, upon confirmation of delivery.

11. Waivers. Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

12. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of the State of Delaware, or of any other state.

13. Expenses. Each party shall pay its own fees and expenses in connection with the preparation, execution and delivery of this Note, including any amendments or waivers hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be issued as of the date first written above.

elf labs, INC.

By:

Name:	David Phillips
Title:	CEO

Agreed and acknowledged:

COSMIC WIRE INC.

By:
Jerad Finck, CEO